CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 18 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated January 26, 2004, relating to the financial statements and financial highlights appearing in the December 31, 2003 Annual Reports to Shareholders of T. Rowe Price Equity Index 500 Fund, T. Rowe Price Extended Equity Market Index Fund, and T. Rowe Price Total Equity Market Index Fund
(comprising T. Rowe Price Index Trust, Inc.), which are incorporated by reference into the
Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, Maryland

April 19, 2004